EXECUTION COPY

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”), dated as of November 4, 2013 and effective as of October 31, 2013, is by and between WPCS International Incorporated, a Delaware corporation with offices located at One East Uwchlan Avenue, Suite 301, Exton, Pennsylvania 19341 (the “Company”), and the holder identified on the signature page hereto (“Holder”). This Agreement supplements the Amendment, Waiver and Exchange Agreement, dated October 24, 2013 (“Exchange Agreement”). In the event that any provision of this Agreement conflicts with the Exchange Agreement, the provisions of this Agreement shall prevail.

R E C I T A L S

A. Prior to the date hereof, the Company has issued to the Holder (i) a senior secured convertible note (as amended and waived prior to the date hereof, the “Note”), which Note is convertible into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) (as converted, collectively, the “Conversion Shares”), in accordance with the terms of the Note and (ii) a warrant (as amended and waived prior to the date hereof, the “Warrant”) to purchase Common Stock (the “Warrant Shares”), in each case, pursuant to a Securities Purchase Agreement, dated as of December 4, 2012 (as amended and waived prior to the date hereof, the “Securities Purchase Agreement”) to the Holder and certain other investors signatory thereto (the Holder and such other investors collectively, the “Investors”). Capitalized terms not defined herein shall have the meanings set forth in the Securities Purchase Agreement as amended hereby.

B. The parties acknowledge and agree that if an Event of Default existed under the Notes (as defined in the Securities Purchase Agreement) as of the date hereof, the Investors would be entitled to redeem $3,405,667 in aggregate principal and interest of the Notes for an Event of Default Redemption Price (as defined in the Notes) of $41,506,563 (the greater of 125% of (x) the deemed value of the shares of Common Stock underlying the Notes (the “Intrinsic Value”) and (y) the outstanding principal and unpaid interest under the Notes (the “Base Value”).

C. The Company and the Holder desire to enter into this Agreement, pursuant to which, among other things, the Company and the Holder shall amend the Note (x) to reduce the Event of Default Redemption Price by eliminating the Intrinsic Value calculation and modifying the Base Value calculation and interest rate to more accurately make-whole the Holder from the loss of interest from an early redemption of the Note and the decreased value of a Note without such Intrinsic Value rights and (y) to extend the maturity date to October 31, 2023.

C. Concurrently with the transactions contemplated hereby, Investors (other than the Holder) (the “Other Holders”), which, together with the Holder, beneficially own at least 51% of the aggregate principal amount of senior secured convertible notes and related warrants of the Company (the “Required Holders”), are executing agreements identical to this Agreement (other than proportional changes in the numbers reflecting the different aggregate principal amount of senior secured convertible notes and related warrants of the Company held by each Other Holder and corresponding proportional changes to the number of shares of Common Stock and new warrants to purchase Common Stock to be delivered to such Other Holder in exchange for such portion of the applicable subordinated convertible note being exchanged) (the “Other Agreements”, and together with this Agreement, the “Agreements”).

A G R E E M E N T

1. Amendment. At the Effective Time (as defined below), effective as of October 31, 2013, the Transaction Documents shall be amended as follows:

1.1 The second sentence of Section 4(b) of the Note shall be amended and restated as follows:

At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to have the Company redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the sum of (A) the Conversion Amount to be redeemed and (B) the applicable Make-Whole Amount.

1.2 Section 30 of the Note shall be amended by adding the following as a new Section 30(www):

(www) “Make-Whole Amount” means as of any given date, the amount of any Interest that, but for any redemption hereunder on such given date, would have accrued with respect to the Conversion Amount being redeemed under this Note at the Interest Rate then in effect for the period from such given date through October 31, 2023, discounted to the present value of such interest using a discount rate of 2.5% per annum.

1.3 The second sentence of Section 2 of the Note shall be amended and restated as follows:

From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to twenty-five percent (25%).

1.4 Section 30(kk) of the Note shall be amended and restated as follows:

“Interest Rate” means fifteen percent (15%) per annum, subject to adjustment as set forth in Section 2.

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1.5 The defined term “Notes” shall be amended and restated as “the Notes (as amended and waived pursuant to the Amendment, Waiver and Exchange Agreements and the Amendment Agreements).

1.6 The defined term “Transaction Documents” shall be amended to include those certain Amendment Agreements, dated as of November 4, 2013, and effective as of October 31, 2013, each by and between the Company and each Buyer (the “Amendment Agreements”).

1.7 Section 30(qq) of the Note shall be amended and restated as follows:

“Maturity Date” shall mean October 31, 2023; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Fundamental Transaction Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.

2. Representations and Warranties.

2.1 Holder Bring Down. The Holder hereby makes the representations and warranties as to itself only as set forth in Section 2 of the Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement, mutatis mutandis.

2.2 Company Bring Down. Except as set forth on Schedule 2.2 hereto and subject to such disclosures set forth in the Company’s filings with the Securities and Exchange Commission prior to the date hereof and in the 8-K Filing (as defined below), the Company hereby makes the representations and warranties to the Holder as set forth in Section 3 of the Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Amendment, mutatis mutandis.

3. Covenants.

3.1 Disclosure of Transactions and Other Material Information. On or before 9:30 a.m., New York time, on the first (1st) Business Day following the date hereof, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Agreements in the form required by the 1934 Act and attaching all the material agreements (including, without limitation, this Agreement) (including all attachments, the “8-K Filing”). On or prior to December 15, 2013 (such applicable date, the “Disclosure Date”), the Company shall have disclosed all material, non-public information (if any) delivered to any of the Buyers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Agreements.

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3.2 Fees. The Company shall reimburse Greenberg Traurig, LLP (counsel to the lead Investor), on demand, for all reasonable, documented costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) (the “Lead Investor Counsel Expenses”).

3.3 Holding Period. For the purposes of Rule 144, the Company acknowledges that upon any conversion of the Notes (as amended hereby) the holding period of the Conversion Shares issuable upon conversion of the Note may be tacked onto the holding period of the Note, which holding period commenced as of the December 5, 2012, and the Company agrees not to take a position contrary to this Section 3.3. The Company agrees to take all actions, including, without limitation, obtaining customary legal opinions necessary to comply with the foregoing.

4. MISCELLANEOUS.

4.1 Effective Time. The amendments in Section 1 of this Agreement shall be effective as of October 31, 2013; upon the date each of the Required Holders shall have executed each of their respective Amendment Agreements (the “Effective Time”).

4.2 Miscellaneous Provisions. Section 9 of the Securities Purchase Agreement (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

4.3 Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any consent, release, amendment, settlement or waiver relating to the terms, conditions and transactions contemplated hereby (each a “Settlement Document”), is or will be more favorable to such Person than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement, the Transaction Documents and the Securities (other than any limitations on conversion or exercise set forth therein) shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement or the Securities (as the case may be) shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 4.3 shall apply similarly and equally to each Settlement Document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

WPCS INTERNATIONAL INCORPORATED

By:_____________________________________

Name: Joseph Heater
Title: Chief Financial Officer

[Amendment Agreement]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOLDER:

By:________________________________

Name:
Title:

[Amendment Agreement]

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SCHEDULE 3.2

The following are exceptions to the representations and warranties made by the Company in the Securities Purchase Agreement, as if such representations and warranties were made as of the date of this Agreement.

Section 3(b): The term “Stockholder Approval” should be replaced with the term “Subsequent Stockholder Approval.” For purposes of this Agreement, “Subsequent Stockholder Approval” means the approval of the Company’s stockholders, at either (x) the next annual meeting of stockholders of the Company or (y) a special meeting of stockholders of the Company, which shall be promptly called and held not later than February 28, 2013 of resolutions providing for the increase of the authorized shares of Common Stock of the Company to a sufficient level in order to meet the Company’s obligations pursuant to the Transaction Documents.

Section 3(c): For purposes of this representation, the term “Warrants” shall not include the Exchange Warrants. In addition, the term “Stockholder Approval” should be replaced with the term “Subsequent Stockholder Approval.”

Section 3(l): As of the date of this Agreement, the Company is deemed Insolvent (as defined in the Securities Purchase Agreement).

Section 3(p): In October 2013, the Company discovered that one of the Australian accountants submitted fraudulent invoices in August and September 2013 to Pride and funds were transferred to her account totaling approximately $26,000. The accountant has been criminally charged and the Company is currently seeking restitution. As a result of further investigation, , the Company determined that this accountant submitted additional fraudulent vendor invoices, which were paid to her, between May 2012 and May 2013 in the aggregate amount of approximately $259,000 The accountant has been criminally charged with additional counts of fraud, and the Company is currently seeking further restitution.

As a result of these fraudulent payments, the Company has determined that there exists a material weakness in its financial accounting controls and procedures.

Section 3(v): Pursuant to employment agreements with Myron Polulak, Curtis LaChance and Robert Roller, such individuals were entitled to receive annual bonuses of $38,226, $101,987 and $47,644, respectively. Such bonuses were required to be paid within 30 days after July 29, 2013. Pursuant to their employment agreements, failure to pay such bonus within 30 days of receipt from the employee of such default in payment, would allow such employee to terminate their employment agreement for “Good Reason”, which would entitle the employee to receive a lump-sum severance payment equal to the amount owed to such employee from the date of termination through the remaining term of the employment agreement.

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The Company received notices from Curtis LaChance, Myron Polulak and Robert Roller on September 9, 2013, September 30, 2013 and October 24, 2013, respectively. The Company entered into a waiver agreement with Curtis LaChance, Myron Polulak and Robert Roller on October 8, 2013, October 31, 2013 and November 1, 2013, respectively.

Section 3(bb): See disclosure for Section 3(p).

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